Exhibit (a)(7)

Filed by MB D.C.
ELECTRONIC
Aug. 5, 2009
STEVEN M. LARIMORE
CLERK U.S. DIST. CT.
S.D. OF FLA. MIAMI
UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF FLORIDA

PATRICIA NOVICK, On Behalf of Herself	)
and All Others Similarly Situated,	)
	)	Civil Action No. ______
Plaintiff,	)	09-81138-Civ-RYSKAMP/VITUNAC
)
vs.	)
)
	)	CLASS ACTION COMPLAINT
)
BANKRATE INC., PETER C. MORSE,	)
THOMAS R. EVANS, WILLIAM C.	)
MARTIN, ROBERT P. O’BLOCK, RICHARD	)
PINOLA, RANDALL E. POLINER, APAX	)
PARTNERS, LLP, BEN HOLDINGS, INC.,	)
AND BEN MERGER SUB, INC.,	)
)
Defendants.	)
)
)
     Patricia Novick (“Plaintiff), by and through her attorneys, alleges the following based upon her personal knowledge and the information and belief of Plaintiff’s counsel obtained through investigation:
NATURE OF ACTION
     1. Plaintiff brings this action on behalf of herself and other similarly situated holders of Bankrate Inc. (“Bankrate” or the “Company”) common stock to enjoin the proposed acquisition of Bankrate’s publicly owned shares by Apax Partners LLP (“Apax”), as detailed further herein (the “Proposed Acquisition”).
     2. Specifically, on July 22, 2009, the Company announced it had entered into a definitive merger agreement to be acquired and taken private by Apax, through its subsidiaries, Ben Holdings, Inc. and Ben Merger Sub, Inc. (collectively, the “Merger Sub”), in a deal valued at approximately $571 million (the “Merger Agreement”). Under the terms of the Merger Agreement, Apax commenced a tender offer to acquire all the outstanding common stock of Bankrate for $28.50 per share in cash, followed by a merger to acquire all outstanding Bankrate shares at the same price paid in the tender offer.

     3. In pursuing the unlawful plan to facilitate the Proposed Acquisition, each of the defendants violated applicable law by directly breaching and/or aiding the other defendants’ breaches of their fiduciary duties of loyalty, due care, independence, good faith and fair dealing.
     4. The offer price under the Merger Agreement is unfair and grossly inadequate, because among other factors, the intrinsic value of Bankrate common stock is materially in excess of $28.50 per share. This offer price is 32% under the Company’s 52-week high of $41.92.
     5. The Proposed Acquisition is also a product of unfair dealing by the defendants. Under the terms of the Merger Agreement, the defendants have agreed to a liquidated penalty in the form of a $30 million termination fee (the “Termination Fee”) — which effectively ensures the completion of the Proposed Acquisition. Should the Company accept a competing offer it will have to pay the Termination Fee. This discourages other potential bidders from emerging, including those who would be willing to pay more than $28.50 per share for the Company.
     6. Additionally, if the Proposed Acquisition is consummated at an unjust and grossly inadequate price of $28.50, the defendants will be unjustly enriched at the expense of Bankrate shareholders. The Proposed Acquisition will trigger change in control payments to certain of the Company’s officers, including defendant Thomas R. Evans (“Evans”), that amount to tens of millions of dollars. These change in control arrangements provide personal financial incentives to these individuals that are not shared by Bankrate’s public shareholders. Certain officers will also be allowed to have an equity stake in the future company after the completion of the Proposed Acquisition- gaining consideration for the Company’s future growth and success that Plaintiff and the other Bankrate shareholders are closed out from sharing.
     7. Lastly, the defendants are also liable for their failure to disclose complete and material information in the recent Form SC 14D9 and the Form SC TO-T (the “Tender Offer Documents”) filed with the United States Securities and Exchange Commission (the “SEC”) on July 28, 2009. These Tender Offer Documents fail to disclose material information to the Company’s shareholders that is necessary to fully consider the merits of the Proposed

Acquisition and decide whether to tender their shares. The acts described herein constitute breaches of the defendants’ fiduciary duties owed to Bankrate’s public shareholders, and a violation of applicable legal standards governing the defendants’ conduct.
JURISDICTION AND VENUE
     8. This Court has jurisdiction over this action pursuant to 28 U.S.C. §§ 1332(a), (c), and (d) as Plaintiff and the defendants are citizens of and domiciled in different states and the amount in controversy exceeds $5,000,000, exclusive of interests and costs. Given that the Proposed Acquisition is valued at $571 million, the injunctive relief sought herein will exceed a sum or value of $5,000,000. This action is not a collusive one to confer jurisdiction on this Court.
     9. Venue is proper in this Court pursuant to 28 U.S.C. §1391 because one or more of the defendants, including Bankrate either resides in or maintains executive offices in this District, and a substantial portion of the transactions and wrongs that are the subject of this complaint, occurred in substantial part in this District. Finally, the defendants have received substantial compensation in this District by doing business here and engaging in numerous activities that had an effect in this District.
THE PARTIES
     10. Plaintiff is, and was at times relevant hereto, an owner of Bankrate common stock. Plaintiff is a citizen of California.
     11. Defendant Bankrate is a Florida corporation with principal executive offices located at 11760 US Highway One, Suite 200, North Palm Beach, FL 33408. The Bankrate network of companies includes Bankrate.com, Interest.com, Mortgage-calc.com, Nationwide Card Services, Savingforcollege.com, Fee Disclosure, InsureMe, CreditCardGuide.com and Bankaholic.com. Each of these businesses helps consumers make informed decisions about their personal finance matters. The Company’s flagship brand, Bankrate.com is a destination site of personal finance channels, including banking, investing, taxes, debt management and college finance. Bankrate.com is the leading aggregator of rates and other information on more than 300 financial products, including mortgages, credit cards, new and used auto loans, money market accounts and CDs, checking and ATM fees, home equity loans and online banking fees. Bankrate.com provides financial applications and information to a network of more than 75 partners, including Yahoo! (Nasdaq: YHOO), America Online (NYSE: TWX), The Wall Street Journal and The New York Times (NYSE: NYT). Bankrate.com’s information is also distributed through more than 500 newspapers. The Company’s common stock trades on the NASDAQ exchange under the symbol “RATE.”
     12. Defendant Peter C. Morse (“Morse”) has served as a director of the Company since 1993 and as Chairman of the Board since 2002. Defendant Morse served as Bankrate’s Chief Executive Officer from 1993 until 1997, and also as Chairman from 1997 until 1999. Defendant Morse is a citizen of Washington, D.C.
     13. Defendant Evans has served as a director of the Company since 2004 and has served as the President and Chief Executive Officer of the Company since June 2004. Defendant Evans was awarded 600,000 stock options on June 25, 2004, upon joining the Company, and 500,000 stock options on October 26, 2004. In addition, Evans was awarded 34,166 shares of restricted stock on February 11, 2009 (will fully vest upon a change in control event like the Proposed Acquisition). Evans’ base salary for 2008 was $450,000. Upon consummation of the Proposed Acquisition, Evans stands to receive $17,201,200 in cash for the options he holds, and $973,731 in cash with respect to his restricted stock. In addition, Evans has entered into an agreement to invest $4.5 million in the surviving company that offers a potential return far greater than what could have been earned if Bankrate had remained a publicly traded company. Defendant Evans is a citizen of New York.
     14. Defendant William C. Martin (“Martin”) has served as a director of the Company since 2000. Defendant Martin is a citizen of New Jersey.
     15. Defendant Robert P. O’Block (“O’Block”) has served as a director of the Company since 1999. Defendant O’Block also serves as Chairman of the Compensation

Committee and the Nominating Committee, and as a member of the Audit Committee. Defendant O’Block is a citizen of Massachusetts.
     16. Defendant Richard Pinola (“Pinola”) has served as a director of the Company since 2004. Defendant Pinola also serves as the Chairman of the Audit Committee. Defendant Pinola is a citizen of Pennsylvania.
     17. Defendant Randall E. Poliner (“Poliner”) has served as a director of the Company since 1998. Defendant Poliner also serves as a member of the Audit Committee, the Compensation Committee, and the Nominating Committee. Defendant Poliner is a citizen of Florida.
     18. Defendants Morse, Evans, Martin, O’Block, Pinola and Poliner are herein collectively referred to as the “Individual Defendants.”
     19. By virtue of their positions as directors and/or officers of Bankrate, the Individual Defendants have, and at all relevant times had, the power to control and influence, and did control and influence and cause Bankrate to engage in the practices complained of herein.
     20. Defendant Apax, headquartered in London, England, is an independent global private equity advisory firm and the holding company for the worldwide Apax partnership, which is the lead investment adviser to Apax Funds. Apax Funds commit capital on behalf of a diverse range of investors, which include public and private pension funds, insurance companies, university endowments and other financial institutions. Apax US VII, L.P., Apax Europe VII-A, L.P., Apax Europe VII-B, L.P., and Apax Europe VII-1, L.P. (the “Sponsor Funds”), are funds controlled by Apax and under the terms of the Merger Agreement have provided equity commitment letters to provide the financing for the Proposed Acquisition.
     21. Defendant Ben Holdings, Inc. is a Delaware corporation. All of the outstanding common stock of Ben Holdings, Inc. is owned by Ben Holding, S.à.r.l., a Luxembourg société à responsabilité limiteé, which is direct and wholly-owned by Apax US VII, L.P., a Cayman Islands exempted limited partnership (holding 7%) and Apax WW Nominees Ltd. (holding 93%

on behalf of Apax Europe VII-A, L.P., Apax Europe VII-B, L.P. and Apax Europe VII-1, L.P., each constituted under English limited partnership law and domiciled in Guernsey).
     22. Defendant Ben Merger Sub, Inc. is a Florida corporation and a wholly-owned subsidiary of Defendant Ben Holdings Inc.
     23. All references to “Apax” include Merger Sub and the Sponsor Funds.
THE INDIVIDUAL DEFENDANTS’ FIDUCIARY DUTIES
     24. By reason of the above Individual Defendants’ positions with the Company as directors and/or officers, said individuals are in a fiduciary relationship with Plaintiff and the other public stockholders of Bankrate who are being and will be harmed by the defendants’ actions described herein (the “Class”) and owe Plaintiff and the other members of the Class a duty of highest good faith, fair dealing, loyalty and full and adequate disclosure.
     25. Each of the Individual Defendants is required to act in good faith, in the best interests of the Company’s shareholders and with such care, including reasonable inquiry, as would be expected of an ordinarily prudent person. In a situation where the directors of a publicly traded company undertake a transaction that may result in a change in corporate control, the applicable state law requires the directors to take all steps reasonably required to maximize the value shareholders will receive rather than use a change of control to benefit themselves. To diligently comply with this duty, the directors of a corporation may not take any action that:
          A. adversely affects the value provided to the corporation’s shareholders;
          B. contractually prohibits them from complying with or carrying out their fiduciary duties;
          C. discourages or inhibits alternative offers to purchase control of the corporation or its assets; or
          D. will otherwise adversely affect their duty to search and secure the best value reasonably available under the circumstances for the corporation’s shareholders.

     26. As described herein, the Individual Defendants have breached their fiduciary duties in a willful, reckless and wanton manner by taking actions designed to deter higher offers from other potential acquirers so as to ensure that one bidder and one bidder only, Apax, acquires the Company and its future potential on terms preferential to Apax and certain Individual Defendants, and harmful to Bankrate shareholders. The Individual Defendants have, with recklessness, breached their fiduciary obligation to act reasonably.
SUBSTANTIVE ALLEGATIONS
Company Background
     27. Bankrate, together with its subsidiaries, owns and operates an Internet-based consumer banking and personal finance network. The Bankrate network of companies includes Bankrate.com, Interest.com, Mortgage-calc.com, Nationwide Card Services, Savingforcollege.com, Fee Disclosure, InsureMe, CreditCardGuide.com and Bankaholic.com. Each of these businesses helps consumers make informed decisions about their personal finance matters.
     28. The Company’s flagship brand, Bankrate.com, is a destination site of personal finance channels, including banking, investing, taxes, debt management and college finance. Bankrate.com is the leading aggregator of rates and other information on more than 300 financial products, including mortgages, credit cards, new and used auto loans, money market accounts and CDs, checking and ATM fees, home equity loans and online banking fees. Bankrate.com reviews more than 4,800 financial institutions in 575 markets in 50 states. In 2008, Bankrate.com had nearly 72 million unique visitors. Bankrate.com provides financial applications and information to a network of more than 75 partners, including Yahoo! (Nasdaq: YHOO), America Online (NYSE: TWX), The Wall Street Journal and The New York Times (NYSE: NYT). Bankrate.com’s information is also distributed through more than 500 newspapers.
     29. The Company operates through two segments, Online Publishing, and Print Publishing and Licensing. The Online Publishing segment engages in the sale of advertising,

sponsorships, leads, and hyperlinks through Bankrate.com, Interest.com, Bankaholic.com, Mortgage-calc.com, CreditCardGuide.com, Nationwidecardservices.com, creditcardsearchengine.com, Savingforcollege.com, Feedisclosure.com, Insureme.com, and Bankrate.com.cn (China).
     30. The Print Publishing and Licensing segment sells advertising in the Mortgage Guide, and Deposit and CD Guide rate tables, newsletter subscription, and licensing of research information. Bankrate also markets consumer and business credit cards, as well as insurance rates for auto, home, life, health, and long-term care. In addition, it offers financial applications and information to a network of distribution partners and through national and state publications. Bankrate gathers approximately 3 million items of data each day from approximately 4,800 financial institutions for approximately 575 markets in the United States.
     31. Despite the recent deterioration in the general economy, and in particular the consumer loan environment, that has negatively impacted the Company’s stock price in 2009, Bankrate remains financially solid and well-situated to achieve substantial results in the near future. In fact, the Company had successfully completed several significant achievements in recent months that bode well for future financial returns.
     32. For instance, in April 2008, the Company launched its Bankrate China website, Bankrate.com.cn. Bankrate China provides Chinese consumers with similar types of financial education programs that Bankrate.com provides to the domestic consumer with financial basics, guides, calculators, product comparisons and rate information. While the Company has not yet generated material revenue from Bankrate China and does not anticipate doing so in 2009, the fact that Bankrate has positioned itself to service the over one billion Chinese population in the same manner as the Company has done domestically is indicative of its likely future growth and financial success.
     33. On September 5, 2008, Bankrate completed the acquisition of certain assets and liabilities of LinkSpectrum Co., a North Carolina corporation, for $34.1 million in cash with an additional $10 million in potential cash Earn-Out Payments based on achieving certain financial performance metrics over the next two years. The principal asset of LinkSpectrum Co. was its web site, CreditCardGuide.com (“CCG”), which offers online users the ability to shop, compare and apply for credit cards online.
     34. On September 23, 2008, Bankrate completed the acquisition of certain assets and liabilities of Blackshore Properties, Inc. (“Blackshore”), a California corporation, for $12.4 million in cash with an additional $2.5 million in potential cash Earn-Out Payments based on achieving certain performance metrics over the next twelve months. The principal asset of Blackshore was its web site, Bankaholic.com, which offers online users rate and product information as well as research tools on a variety of financial products including mortgage loans and lender information, certificates of deposit, money market accounts, savings accounts, credit cards, insurance quotes and college savings plans.
     35. Management was particularly bullish concerning Bankrate’s prospects in the months leading up to the announcement of the Proposed Acquisition. For instance, in a press release issued on February 5, 2009, in which the Company announced its financial results for the fourth quarter and full year 2008, defendant Evans spoke glowingly of Bankrate’s record financial results indicating that the Company had reported another record year for revenue, growth and profitability and that consumers continue to turn to Bankrate in record numbers. He noted also:
     We are pleased with our performance and believe we are well-positioned going forward.
* * *
[W]e remain confident that our business is well-positioned, fundamentally strong and will continue to grow. We have a strong balance sheet, no debt and continue to generate cash on a monthly basis.
     36. This positive outlook was repeated in a press release issued on May 7, 2009, in which the Company announced its financial results for the first quarter of 2009, wherein defendant Evans touted the Company’s strong prospects for future growth:
Given the difficult economic and financial environment for our advertising customers, particularly in the banking sector, we’re proud of our performance.

Our consumer traffic continues to be strong and we believe that through our redesign and the diversification of our business that we are well-positioned for the future. As advertisers focus even more on the performance of their media spending, Bankrate will continue to be proven to be an environment where consumers come poised to transact and take action.
* * *
Bankrate has no debt and generates significant cash every month. We remain confident in our business over the long term and believe we are well positioned to take maximum advantage as the online advertising market improves.
     37. With guaranteed future success and growth, the Company announced its intention to go private in the Proposed Acquisition. Thus, rather than permitting the Company’s shares to trade freely and allowing its public shareholders to reap the benefits of the Company’s prospects and future financial success, the Individual Defendants acted for their own benefit and the benefit of Apax, and to the detriment of the Company’s public shareholders, by entering into the Proposed Acquisition. The Individual Defendants’ effectively capped Bankrate’s price at a time when the Company’s stock was trading lower than its historical average.
The Proposed Acquisition
     38. On July 22, 2009, Bankrate announced the Merger Agreement by filing a Form 8-K with the SEC which announced that the Individual Defendants had unanimously approved the Proposed Acquisition.
     39. Pursuant to the terms of the Merger Agreement, Apax commenced a tender offer on July 28, 2009 to acquire all of the outstanding common stock of Bankrate for $28.50 per share in cash, which will be followed by a merger to acquire all remaining outstanding Bankrate shares at the same price paid in the tender offer. The Proposed Acquisition is expected to close at the end of the third quarter of 2009.
     40. The Proposed Acquisition is not subject to a financing condition as, simultaneously with the execution of the Proposed Acquisition, Apax provided equity commitment letters to provide funds needed to consummate the Proposed Acquisition and to pay certain other monetary obligations that may be owed pursuant to the terms of the Merger Agreement.

     41. In addition, shareholders representing approximately 24% of Bankrate’s outstanding shares have entered into support agreements with Apax in connection with the Proposed Acquisition.
     42. The Merger Agreement includes a provision that at least a majority of the total number of shares outstanding must be tendered in the tender offer before Apax has to accept shares tendered and effectuate payment. Apax may waive this condition if the number of shares validly tendered and not withdrawn in the tender offer is at least equal to the difference between a majority of the total number of shares outstanding less the number of shares subject to support agreements.
     43. Bankrate has also granted Apax an irrevocable option allowing Apax to purchase newly-issued shares at the offer price such that, when added to the shares already owned by Apax following completion of the tender offer, constitutes one share more than 80% of the Shares entitled to vote on the Proposed Acquisition on a fully diluted basis (the “Top-Up Option”). Given that there are 100 million Bankrate shares authorized and only over 19 million of those shares are outstanding, defendants have over 80 million shares available to exercise under the Top-Up Option.
     44. Thus, if Apax acquires more than 80% of the Company’s outstanding shares through the Proposed Acquisition, including through exercise of the Top-Up Option, it will complete the Proposed Acquisition through the “short form” procedures available under Florida law.
     45. Under the terms of the Merger Agreement, Bankrate has agreed to include a provision authorizing the imposition of the Termination Fee under certain circumstances. Specifically, if the Company accepts a superior proposal from a third party, Bankrate must pay Apax $30 million.
     46. In a press release announcing the Proposed Acquisition, defendant Evans stated the following:

Apax’s offer represents attractive value to our shareholders, while also giving us significantly enhanced flexibility to execute on our long-term strategy in a difficult economic climate. Apax Partners has a proven track record of investing in successful, growing companies, and we are excited about this partnership.
     47. Mitch Truwit, a partner at Apax, also voiced support for the Proposed Acquisition and emphasized the attractiveness of Bankrate as a company:
We are very attracted to Bankrate’s position as a leading online consumer finance website and we are delighted to have the opportunity to work with Bankrate’s management team in a private setting to expand their platform. Furthermore, we are delighted to be investing in a company that straddles two of our core investment sectors, media and financial services.
Inadequate and Grossly Unfair Offer Consideration
     48. Bankrate implied in its press release that the $28.50 price per share offered in the tender offer represented a generous premium for the Company’s outstanding shares. The press release emphasized that the price represented a 15.8% premium above Bankrate’s closing stock price on the day prior to the announcement (July 21, 2009) and 18.2% over the average closing price for the previous ten trading days.
     49. However, Apax’s offer is far from an adequate premium for the Company’s outstanding common stock. The intrinsic value of the Company’s stock is significantly greater than Apax’ $28.50 tender offer.
     50. Specifically, the price offered in the Proposed Acquisition actually represents a 32% discount from Bankrate’s 52-week high of $41.92. In addition, the Company’s two-year average stock price is $36.90 per share, the 52-week average is $29.33 per share, and Bankrate’s stock price has closed above the tender offer price at the end of every year since 2005.
     51. Investors and analysts agree that Bankrate is significantly undervalued at its recent trading levels. In fact, upon the announcement of the Proposed Acquisition, a considerable number of investors and analysts indicated that Apax’ tender offer represented an insufficient valuation of the Company and suggested that the sale price per share for Bankrate be increased.

     52. On July 23, 2009, in a Motley Fool article entitled “Stop! It’s a Bankrate Robbery,” analyst Rick Aristotle Munarriz stated that the premium offered in the Proposed Acquisition is “not much of a buyout markup.” Munarriz emphasized that the tender offer price is a 32% discount to Bankrate’s 52-week high, and stated that “Bankrate deserves a healthier buyout premium.”
     53. Similarly, in an article by Rich Smith published on the same website on the same date, Mr. Smith stated that Apax’s offer price is a “far cry from what I believe [Bankrate] is worth,” and that there is significant support for a “higher bid emerging.”
     54. Also, in a July 23, 2009 article on Seeking Alpha entitled “Arbs Are at Play with Bankrate—Higher Price Likely,” an analysis of the Proposed Acquisition concluded that “the Apax offer is too low,” that the offer does not compare favorably with other similar acquisitions, that a proper valuation of the Company should be much higher, and that if Apax does not raise the offer, another acquirer could possibly step in.
     55. Furthermore, analyst reports released in the weeks leading up to the tender offer announcement also concur that the Company’s intrinsic value is materially in excess of the price offered in the Proposed Acquisition.
     56. For instance, a research report by Roth Capital Partners, LLC (“Roth Capital”) released on July 8, 2009—a mere two weeks prior to the announcement of the Proposed Acquisition—forecasted a stock price target for the Company of $39. The Roth Capital report suggested that Bankrate’s recent financial weakness was due to industry forces rather than a fundamental breakdown inherent in the Company itself:
The current consumer loan environment. . . has undoubtedly taken a serious toll on Bankrate’s financial performance, but traffic, user activity and pricing remains remarkably stable, and management has guided the Company to only modest margin contraction this year.
     57. The Roth Capital report also noted that it was “remarkable that Bankrate’s 1Q09 EBITDA margin declined just ~60 bps vs. FY08,” and that “since mid-2005, RATE has traded below $20 only once, for a two-week period in Mar 2009.”

     58. In a May 1, 2009 research report released by Best Independent Research LLC (“BIR”), BIR noted that it “projects that Bankrate will strongly outperform the market over the next 6 to 12 months. Our decision reflects a disciplined analysis of the stock’s relationship to its projected future price and its estimated fair value.”
     59. Investors agree with the aforementioned analyst opinions. Immediately following the announcement of the Proposed Acquisition, Bankrate’s share price increased well above the offer price to $29.18 and ultimately closed at $28.65. In the days following the announcement, the Company’s stock price continued to trade above the $28.50 offer price—a strong signal that the market values the Company higher than Apax’s tender offer and expects the offer to increase.
     60. In their pursuit of the Proposed Acquisition, the Individual Defendants have breached their duty of loyalty to stockholders by using their control of Bankrate to deprive the Company’s public shareholders of maximum value to which they are entitled. The Individual Defendants have also breached the duties of loyalty, good faith and due care by not taking adequate measures to ensure that the interests of Bankrate’s public shareholders are properly considered in rejecting the Proposed Acquisition.
The Merger Agreement’s Onerous Deal Protections and Windfall Benefits for Bankrate’s Board and Management
     61. Under the terms of the Merger Agreement, certain defendants, including defendant Evans, stand to receive lucrative change-in-control payments and equity positions following consummation of the Proposed Acquisition.
     62. Change-in-control provisions are generally designed to eliminate potential conflicts of interest by providing for severance payments that protect employees’ personal financial interests if their jobs are eliminated in a strategic transaction such as a merger. Here, however, should the Proposed Acquisition be consummated, certain defendants will receive substantial salary increases and lucrative equity positions with the surviving corporation, as described below.

     63. According to Bankrate’s Form DEF 14A filed with the SEC on April 28, 2009, the Company has the following policy regarding awards of restricted stock and provided an award of restricted stock to certain of the Company’s officers as follows:
In April 2007, we awarded 200,000 shares of restricted common stock to certain executive officers under the Second Amended and Restated 1999 Equity Compensation Plan. The awards have an eight-year term and only vest if, at any point during the term of the award, the closing price of our Common Stock is at or above the following specific thresholds for ninety consecutive days; $44.00 -25% of award shares vest; $50.00 — an additional 33% of award shares vest; $56.00 — the remaining 42% of award shares vest. Once the specific threshold has been satisfied, the applicable percentage of award shares vest as follows; one-third upon satisfying the incremental threshold; one-third on the first anniversary of satisfying the incremental threshold; and the remaining one-third on the second anniversary of satisfying the incremental threshold. The awards also vest on a change in control provided certain conditions are met.
* * *
In February 2009, we awarded 110,000 shares of restricted stock to certain executives, including our CEO, Thomas R. Evans, under the 2008 Equity Compensation Plan. The awards have a seven-year term and vest as follows: 29,792 on February 11, 2010; 27,500 shares on February 11, 2011 and 2012; and 25,208 shares on February 11, 2013. The awards also vest on a change in control provided certain conditions are met. Additionally, in February 2009, we awarded 17,503 shares of restricted stock to certain executive officers under the 2008 Equity Compensation Plan. The awards have a seven-year term and vest as follows: 6,321 shares on February 11, 2010; 5,834 shares on February 11, 2011; and 5,348 shares on February 11, 2012. These awards also vest on a change in control provided certain conditions are met.
     64. Furthermore, the Tender Offer Documents provide all options held will automatically fully vest (if not already vested) upon consummation of the Proposed Acquisition. Under the Merger Agreement, based on their Bankrate options held as of the date thereof, upon completion of the Proposed Acquisition, certain executives including defendant Evans and non-employee directors (as a group, which includes Messrs. Morse and O’Block ($324,888 and $3,444,125, respectively)), would receive cash payments representing over $24 million with respect to all of their Bankrate options, less any applicable withholding taxes.
     65. The Merger Agreement also provides that, all Bankrate restricted shares outstanding will vest in full and, subject to the ultimate vesting of the restricted shares, the holder of the Bankrate shares (other than holders subject to the Support Agreements) will have the right to tender (or direct Bankrate to tender) his or her restricted shares into the Proposed Acquisition (net of any Bankrate shares withheld to satisfy employment and income tax obligations). To the extent that any restricted shares that vest upon completion of the offer are not tendered, they will be converted into the right to receive an amount in cash, without interest, equal to $28.50 per share upon the effective time of the Merger. Based on their Bankrate restricted shares held as of the date hereof and assuming the Proposed Acquisition was completed on August 26, 2009, upon completion of the offer, the number of Bankrate restricted shares held by each of Messrs. Evans, DiMaria, Hoogterp, Horowitz, Ross, Ricciardelli and Zanca that would vest immediately prior to completion of the Offer are 34,166, 82,500, 17,000, 47,500, 47,500, 16,833 and 17,000, respectively, and Messrs. Evans, DiMaria, Hoogterp, Horowitz, Ross, Ricciardelli and Zanca would receive a cash payment, as of completion of the offer or the Merger, as applicable, in an amount equal to $973,731, $2,351,250, $484,500, $1,353,750, $1,353,750, $479,740.50 and $484,500, respectively, with respect to their restricted shares, less any applicable withholding taxes.
     66. Bankrate’s directors and executive officers also beneficially own Bankrate shares. Under the terms of the Merger Agreement, these individuals may tender their Bankrate shares for acceptance in the Proposed Acquisition. Any Bankrate shares not tendered would be exchanged for cash upon the closing of the merger.
     67. Additionally under the terms of the Merger Agreement, certain officers have committed to investing in the new successor entity. For instance, defendant Evans has committed to invest $4,500,000, and the other executive officers who have entered into a agreements have committed to invest an aggregate of $635,000, while each of Messrs. Morse and O’Block has committed to invest between 30% and 50% of the after-tax value of his equity holdings in Bankrate.
     68. Apax has agreed that the existing employment agreements of Messrs. Evans, DiMaria, Hoogterp, Horowitz, Ross and Zanca, including their severance rights, commitments and restrictive covenants thereunder, will remain in place for the successor entity. Additionally, [Apax] has also committed to increase effective October 1, 2009 (i) the annual base salaries for Messrs. DiMaria, Hoogterp, Horowitz, Ricciardelli, Ross and Zanca collectively by $210,000 in the aggregate (with individual increases ranging from $10,000 to $50,000) and (ii) the target bonuses for these same executives collectively by $185,000 in the aggregate (with individual increases ranging from $0 to $50,000). Also, under the terms of the Merger Agreement, the current management of Bankrate will hold substantially similar positions with the surviving corporation.
     69. In addition, the Tender Offer Documents provide that, following the consummation of the Proposed Acquisition, the surviving company will adopt an equity compensation plan that will provide an incentive pool to management that could be worth in the hundreds of millions of dollars. Pursuant to this plan, these individuals will receive awards representing approximately 80% of the management pool upon completion of the Proposed Acquisition, and will receive awards representing the remaining 20% of the pool thereafter. The number of options to be granted to the executives and other employees of the surviving company will be determined by the Individual Defendants.
     70. The Proposed Acquisition is a very profitable deal that offers numerous benefits for certain of the Company’s officers and the Individual Defendants. While these benefits provide substantial motivation for these individuals to consummate the Proposed Acquisition, these benefits are not shared with Plaintiff and the Class.
     71. The timing and structure of the Proposed Acquisition also calls into question the impartiality of the Individual Defendants in negotiating its terms. The Tender Offer Documents are completely devoid of any reference as to who led the negotiations on behalf of the Board of Directors of Bankrate (the “Board”) and Bankrate’s shareholders, as well as whether or not those responsibilities were delegated to members of Bankrate’s management and/or its Board who stood to gain personal financial incentives—including accelerated vesting of equity awards, continued employment (with new pay increases), or opportunities for equity stakes in the successor company—that are not shared by Bankrate’s public shareholders.
     72. Since certain of the Individual Defendants and the Company’s officers stand to receive millions of dollars in lucrative change in control payments, stock options and equity positions, these individuals are highly motivated to agree to the terms of the Merger Agreement and vote in favor of the Proposed Acquisition — despite the inadequate consideration offered. In stark contrast, Plaintiff and other Bankrate shareholders will receive inadequate consideration for their shares without the benefit of personal financial arrangements negotiated during the course of discussions concerning the Proposed Acquisition.
The Defendants’ Inadequate Disclosures in the Tender Offer Documents
     73. On July 28, 2009, the defendants filed their Tender Offer Documents with the SEC encouraging Bankrate’s shareholders to tender their shares. The Tender Offer Documents are false and misleading in that they, among other things, omit and misrepresent material information. Accurate and complete information is vital to Class members because they are now being solicited and therefore must decide whether or not to: (1) tender their shares; or (2) ultimately seek appraisal in the merger. In order to abate the false and misleading nature of the Tender Offer Documents and permit Bankrate shareholders to make a fully-informed decision, the defendants must fairly and accurately disclose the following information in advance of the tender offer expiration:
          (a) the aggregate change-in-control benefit offered to any officer or director in connection with the Proposed Acquisition;
          (b) a full and complete explanation of why the Company “was at a critical juncture” on April 29, 2009;

          (c) the identity of the representative of the Company and/or the Board who was directed, on or about April 29, 2009, to lead discussions and negotiations with “possible strategic partners”;
          (d) the date on which negotiations ceased with another interested party identified as Company A;
          (e) a full and complete explanation of why “it had [] become clear” on June 23, 2009 that “the Company’s outlook for the remainder of 2009 was highly uncertain”;
          (f) a full and complete explanation of why entering into a definitive merger agreement before the Company was expected to release its second quarter financial results was considered by the Board to be in the best interests of Bankrate shareholders;
          (g) why the Company did not form a special committee to evaluate the strategic transactions offered by Apax and Company A or explore other potential strategic transactions with third parties other than Apax and Company A;
          (h) why the Company was not “shopped around” to strategic buyers that would offer greater corporate synergies with Bankrate;
          (i) whether any of the interested officers or directors took part in discussions or negotiations with Apax and/or Company A prior to the execution of the exclusivity agreement on June 30, 2009;
          (j) the date on which the equity stake in the post-acquisition company was first discussed between and among Apax and any officer or director of Bankrate;
          (k) whether the disinterested directors considered re-engaging, or did reengage, Company A following Apax’s reduction in its “price level” from $30 per share down to $28.50 per share;

          (1) a full and complete explanation of how it was determined that “introducing leverage into the potential transaction would create a high and undesirable level of uncertainty” for Bankrate shareholders given that one of the “Reasons for the Recommendation” is the “financial strength of [Apax]”;
          (m) more information regarding the basis for Needham & Company, LLC’s (“Needham”) selection of terminal multiples and discount rates for use in its “Discounted Cash Flow Analysis”;
          (n) more information regarding the underlying assumptions made in Needham’s “Premiums Paid Analysis,” including why the “January 1, 2007” and “$500 million to $1 billion” variables were chosen to narrow the precedent merger and acquisition transactions;
          (o) more information regarding the basis upon which Needham selected and excluded “similar” companies in its “Selected Companies Analysis”;
          (p) more information regarding the basis upon which Allen & Company LLC (“Allen & Co.”) selected and excluded companies in its “Comparable Public Company Analysis”;
          (q) more information regarding the basis for Allen & Co.’s selection of terminal multiples and discount rates for use in its Discounted Cash Flow Analysis;
          (r) more information regarding the underlying assumptions made in Allen & Co.’s “Premiums Paid Analysis,” including why “January 1, 2006” and “$300 million to $2 billion” were the variables selected to narrow down the precedent merger and acquisition transactions;

          (s) more information regarding the “acquisition liabilities” in Allen & Co.’s “Discounted Cash Flow Analysis”, specifically, what were those liabilities, which transactions did they apply to, and when were those transactions completed;
          (t) a full and complete explanation as to why the capital expenditures and working capital projections used in both Needham and Allen & Co.’s “Discounted Cash Flow Analyses”, were not the same, given that both were provided by Bankrate management,;
          (u) more information regarding the depreciation and amortization expense figures in the Company’s projected income in Needham’s “Discounted Cash Flow Analysis”; and
          (v) more information regarding the reasons why both Needham and Allen & Co. used end-of-period discounting rather than mid-period discounting in their respective analyses.
     74. Defendants have breached their fiduciary duties by failing to disclose critical information to Bankrate shareholders in the Tender Offer Documents. Moreover, the defendants have breached their fiduciary duties to Bankrate shareholders by causing the Company to enter into the Merger Agreement that provides for the sale of Bankrate at an inadequate and unfair price, and deprives Bankrate’s shareholders of maximum value to which they are entitled, and have failed to take adequate measures to ensure that the interests of Bankrate’s public shareholders are properly protected from overreaching by Defendants.
CLASS ACTION ALLEGATIONS
     75. Plaintiff brings this action individually and as a class action, pursuant to Rule 23, on behalf of the Class. Excluded from the Class are the defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any defendants.

     76. This action is properly maintainable as a class action. The Class is so numerous that joinder of all members is impracticable. As of the close of business on June 30, 2009, there were approximately 18.886 million shares of Bankrate common stock outstanding. The actual number of public shareholders of Bankrate will be ascertained through discovery.
     77. There are questions of law and fact which are common to the Class and which predominate over questions affecting any individual Class member. The common questions include the following:
          (a) whether defendants have breached their fiduciary duties of undivided loyalty, independence or due care with respect to Plaintiff and the other members of the Class in connection with the Proposed Acquisition;
          (b) whether the Individual Defendants have breached their fiduciary duty to secure and obtain the best price reasonable under the circumstances for the benefit of Plaintiff and the other members of the Class in connection with the Proposed Acquisition;
          (c) whether defendants have breached any of their other fiduciary duties to Plaintiff and the other members of the Class in connection with the Proposed Acquisition, including the duties of good faith, diligence, honesty and fair dealing;
          (d) whether the defendants, in bad faith and for improper motives, have impeded or erected barriers to discourage other offers for the Company or its assets; and
          (e) whether Plaintiff and the other members of the Class would suffer irreparable injury were the transactions complained of herein consummated.
     78. Plaintiffs claims are typical of the claims of the other members of the Class and Plaintiff does not have any interests adverse to the Class.

     79. Plaintiff is an adequate representative of the Class, has retained competent counsel experienced in litigation of this nature and will fairly and adequately protect the interests of the Class.
     80. The prosecution of separate actions by individual members of the Class would create a risk of inconsistent or varying adjudications with respect to individual members of the Class which would establish incompatible standards of conduct for the party opposing the Class.
     81. Defendants have acted on grounds generally applicable to the Class with respect to the matters complained of herein, thereby making appropriate the relief sought herein with respect to the Class as a whole.
FIRST CAUSE OF ACTION
BREACH OF FIDUCIARY DUTY
(Against the Individual Defendants)
     82. Plaintiff repeats and realleges each allegation set forth herein.
     83. The Individual Defendants have violated fiduciary duties of care, loyalty, candor and independence owed to the public shareholders of Bankrate.
     84. By the acts, transactions and courses of conduct alleged herein, defendants, individually and acting as a part of a common plan, are attempting to unfairly deprive Plaintiff and other members of the Class of the true value of their investment in Bankrate.
     85. The Individual Defendants have violated their fiduciary duties by entering into a transaction with Apax without regard to the fairness of the transaction to Bankrate shareholders.
     86. In light of the foregoing, Plaintiff demands that the Individual Defendants, as their fiduciary obligations require, immediately:
          (a) Undertake an independent evaluation of Bankrate’s worth as an acquisition candidate;

          (b) Rescind any and all agreements that inhibit the maximization of shareholder value, including but not limited to the Proposed Acquisition, the Termination Fee provisions of the Proposed Acquisition, any amendments to the Company’s rights agreement, and any agreements to secure employment for Bankrate insiders;
          (c) Appoint a truly independent committee of persons so that the interests of Bankrate’s public stockholders will be protected and any subsequent offers will be considered and negotiated in the interest of Bankrate’s public stockholders; and
          (d) Negotiate, in good faith, with any interested third party, regarding the sale or merger of Bankrate.
     87. Because the Individual Defendants dominate and control the business and corporate affairs of Bankrate, and are in possession of private corporate information concerning Bankrate’s assets, business and future prospects, there exists an imbalance and disparity of knowledge and economic power between them and the public shareholders of Bankrate which makes it inherently unfair for them to pursue any proposed transaction wherein they will reap disproportionate benefits, such as change in control payments, to the exclusion of maximizing shareholder value.
     88. By reason of the foregoing acts, practices and course of conduct, the defendants have failed to exercise ordinary care and diligence in the exercise of their fiduciary obligations toward plaintiff and the other members of the Class.
     89. As a result of the actions of the defendants, Plaintiff and the Class will suffer irreparable injury in that they have not and will not receive their fair portion of the value of Bankrate’s assets and businesses and have been and will be prevented from obtaining a fair price for their common stock.

     90. Unless enjoined by this Court, the defendants will continue to breach their fiduciary duties owed to Plaintiff and the Class, and may consummate the Proposed Acquisition which will exclude the Class from its fair share of Bankrate’s valuable assets and businesses, and/or benefit them in the unfair manner complained of herein, all to the irreparable harm of the Class, as aforesaid.
     91. The defendants are engaging in self-dealing, are not acting in good faith toward Plaintiff and the other members of the Class, and have breached and are breaching their fiduciary duties to the members of the Class.
     92. Plaintiff and the members of the Class have no adequate remedy at law. Only through the exercise of this Court’s equitable powers can Plaintiff and the Class be fully protected from the immediate and irreparable injury which defendants’ actions threaten to inflict.
SECOND CAUSE OF ACTION
AIDING AND ABETTING BREACH OF FIDUCIARY DUTY
(Against Apax and Merger Sub)
     93. Plaintiff repeats and realleges each allegation set forth herein.
     94. Defendants Apax and Merger Sub are sued herein for aiding and abetting the breaches of fiduciary duties outlined above by the Individual Defendants.
     95. The Individual Defendants breached their fiduciary duties of good faith, fair dealing, loyalty and due care to the Bankrate shareholders by failing to:
          (a) fully inform themselves of the market value of Bankrate before entering into the Proposed Acquisition;
          (b) act in the best interests of the public shareholders of Bankrate common stock;
          (c) maximize shareholder value;

          (d) obtain the best financial and other terms when the Company’s independent existence will be materially altered by the Proposed Acquisition; and
          (e) act in accordance with their fundamental duties of good faith, fair dealing, due care and loyalty.
     96. Such breaches of fiduciary duties could not and would not have occurred but for the conduct of Apax and Merger Sub, whom, therefore, aided and abetted such breaches via entering into the Proposed Acquisition with Bankrate.
     97. Defendants Apax and Merger Sub had knowledge that they were aiding and abetting the Individual Defendants’ breach of their fiduciary duties to Bankrate shareholders.
     98. Defendants Apax and Merger Sub rendered substantial assistance to the Individual Defendants’ in their breaches of their fiduciary duties to the Bankrate shareholders, by entering into lucrative agreements with Bankrate insiders, and providing the financing necessary to effectuate the Proposed Acquisition.
     99. As a result of the defendants’ conduct of aiding and abetting the Individual Defendants’ breaches of fiduciary duties, Plaintiff and the other members of the Class have been and will be damaged in that they have been and will be prevented from obtaining a fair price for their shares.
     100. As a result of the actions of defendants Apax and Merger Sub, Plaintiff and the other members of the Class will be irreparably harmed in that they will not receive fair value for Bankrate’s assets and business and will be prevented from obtaining the real value of their equity ownership in the Company. Unless the actions are enjoined by the Court, they will continue to aid and abet the Individual Defendants’ breaches of their fiduciary duties owed to Plaintiff and the members of the Class, and will aid and abet a process that inhibits the maximization of shareholder value.
     101. Plaintiff and the other members of the Class have no adequate remedy at law.
     102. Plaintiff seeks to obtain a non-pecuniary benefit for the Class in the form of injunctive relief against the defendants. Plaintiffs counsel are entitled to recover their reasonable attorneys’ fees and expenses as a result of the conference of a non-pecuniary benefit on behalf of the Class, and will seek an award of such fees and expenses at the appropriate time.
PRAYER FOR RELIEF
     WHEREFORE, Plaintiff demands injunctive relief, in her favor and in favor of the Class and against defendants as follows:
     (a) Declaring that this action is properly maintainable as a Class Action and certifying Plaintiff as Class Representative and Plaintiffs counsel as Class Counsel;
     (b) Declaring and decreeing that the Merger Agreement was entered into in breach of the fiduciary duties of defendants and is therefore unlawful and unenforceable;
     (c) Enjoining the defendants, their agents, counsel, employees and all persons acting in concert with them from consummating the Proposed Acquisition, unless and until the Company adopts and implements a procedure or process to obtain a merger agreement providing the best possible terms for shareholders;
     (d) Directing the Individual Defendants to exercise their fiduciary duties to obtain a transaction which is in the best interests of Bankrate’s shareholders until the process for the sale or auction of the Company is completed and the best possible consideration is obtained for Bankrate as well as fully and accurately disclosing all material information to Bankrate’s public shareholders;

     (e) Rescinding, to the extent already implemented, the Proposed Acquisition or any of the terms thereof;
     (f) Awarding Plaintiff the costs and disbursements of this action, including reasonable attorneys’ and experts’ fees; and
     (g) Granting such other and further equitable relief as this Court may deem just and proper.
JURY DEMAND
     Plaintiff hereby demands a trial by jury on all issues triable by jury.

Dated: August 5, 2009	FARUQI & FARUQI, LLP
	By:	/s/ Emily C. Komlossy
Emily C. Komlossy
Fl Bar No. 007714
ekomlossy@faruqilaw.com
3595 Sheridan Street, Suite 206
Hollywood, FL 33021
Tel: 954-239-0280
Fax: 954-239-0281

-and-

Nadeem Faruqi
nfaruqi@faruqilaw.com
Jamie R. Mogil
jmogil@faruqilaw.com

Christopher Marlborough
cmarlborough@faruqilaw.com
FL Bar No. 894621
369 Lexington Avenue, 10th Floor
New York, NY 10017
Tel: 212-983-9330
Fax: 212-983-9331

GARDY & NOTIS, LLP
Mark C. Gardy
mgardy@gardylaw.com
James S. Notis
jnotis@gardylaw.com
440 Sylvan Avenue, Suite 110
Englewood Cliffs, New Jersey 07632
Tel: 201-567-7377
Fax: 201-567-7337
Attorneys for Plaintiff

JS 44
(Rev. 3/99)

09-81138-Civ-RYSKAMP/VITUNAC

CIVIL COVER SHEET

The JS-44 civil cover sheet and the information contained herein neither replace nor supplement the filing and service of pleadings or o[ther papers as required by] law, except as provided by local rules of court. This form, approved by the Judicial Conference of the United States in September 1974[, is required for the use of] the Clerk of Court for the purpose of initiating the civil docket sheet. (SEE INSTRUCTIONS ON THE REVERSE OF THE FORM.)

I. (a) PLAINTIFFS

DEFENDANTS

(c) ATTORNEYS (FIRM NAME, ADDRESS, AND TELEPHONE NUMBER)

ATTORNEYS (IF KNOWN)

09cv81138-KLR/AEV

- ☐ 1 U.S. Government Plaintiff
- ☐ 3 Federal Question (U.S. Government Not a Party)
- ☐ 2 U.S. Government Defendant
- ☒ 4 Diversity (Indicate Citizenship of Parties in Item III)

III. CITIZENSHIP OF PRINCIPAL PARTIES (PLACE AN "X" IN ONE BOX FOR PLAINTIFF AND ONE BOX FOR DEFENDANT)
(For Diversity Cases Only)

	PTF	DEF		PTF	DEF
Citizen of This State	☐ 1	☐ 1	Incorporated or Principal Place of Business in This State	☐ 4	☒ 4
Citizen of Another State	☒ 2	☐ 2	Incorporated and Principal Place of Business in Another State	☐ 5	☐ 5
Citizen or Subject of a Foreign Country	☐ 3	☐ 3	Foreign Nation	☐ 6	☐ 6

CONTRACT
- ☐ 110 Insurance
- ☐ 120 Marine
- ☐ 130 Miller Act
- ☐ 140 Negotiable Instrument
- ☐ 150 Recovery of Overpayment & Enforcement of Judgment
- ☐ 151 Medicare Act
- ☐ 152 Recovery of Defaulted Student Loans (Excl. Veterans)
- ☐ 153 Recovery of Overpayment of Veteran's Benefits
- ☒ 160 Stockholders' Suits
- ☐ 190 Other Contract
- ☐ 195 Contract Product Liability

REAL PROPERTY
- ☐ 210 Land Condemnation
- ☐ 220 Foreclosure
- ☐ 230 Rent Lease and Ejectment
- ☐ 240 Torts to Land
- ☐ 245 Tort Product Liability
- ☐ 290 All Other Real Property

TORT — PERSONAL INJURY
- ☐ 310 Airplane
- ☐ 315 Airplane Product Liability
- ☐ 320 Assault Libel & Slander
- ☐ 330 Federal Employers' Liability
- ☐ 340 Marine
- ☐ 345 Marine Product Liability
- ☐ 350 Motor Vehicle
- ☐ 355 Motor Vehicle Product Liability
- ☐ 360 Other Personal Injury

PERSONAL INJURY
- ☐ 362 Personal Injury – Med. Malpractice
- ☐ 365 Personal Injury – Product Liability
- ☐ 368 Asbestos Personal Injury Product Liability

PERSONAL PROPERTY
- ☐ 370 Other Fraud
- ☐ 371 Truth in Lending
- ☐ 380 Other Personal Property Damage
- ☐ 385 Property Damage Product Liability

CIVIL RIGHTS
- ☐ 441 Voting
- ☐ 442 Employment
- ☐ 443 Housing/ Accommodations
- ☐ 444 Welfare
- ☐ 440 Other Civil Rights

PRISONER PETITIONS
- ☐ 510 Motions to Vacate Sentence
- HABEAS CORPUS:
- ☐ 530 General
- ☐ 535 Death Penalty
- ☐ 540 Mandamus & Other
- ☐ 550 Civil Rights
- ☐ 555 Prison Condition

FORFEITURE/PENALTY
- ☐ 610 Agriculture
- ☐ 620 Other Food & Drug
- ☐ 625 Drug Related Seizure of Property 21 USC 881
- ☐ 630 Liquor Laws
- ☐ 640 R.R. & Truck
- ☐ 650 Airline Regs.
- ☐ 660 Occupational Safety/Health
- ☐ 690 Other

LABOR
- ☐ 710 Fair Labor Standards Act
- ☐ 720 Labor/Mgmt. Relations
- ☐ 730 Labor/Mgmt. Reporting & Disclosure Act
- ☐ 740 Railway Labor Act
- ☐ 790 Other Labor Litigation
- ☐ 791 Empl. Ret. Inc. Security Act

BANKRUPTCY
- ☐ 422 Appeal 28 USC 158
- ☐ 423 Withdrawal 28 USC 157

PROPERTY RIGHTS
- ☐ 820 Copyrights
- ☐ 830 Patent
- ☐ 840 Trademark

SOCIAL SECURITY
- ☐ 861 HIA (1395ff)
- ☐ 862 Black Lung (923)
- ☐ 863 DIWC/DIWW (405(g))
- ☐ 864 SSID Title XVI
- ☐ 865 RSI (405(g))

FEDERAL TAX SUITS
- ☐ 870 Taxes (U.S. Plaintiff or Defendant)
- ☐ 871 IRS – Third Party 26 USC 7609

OTHER STATUTES
- ☐ 400 State Reapportionment
- ☐ 410 Antitrust
- ☐ 430 Banks and Banking
- ☐ 450 Commercial/ICC Rates/etc
- ☐ 460 Deportation
- ☐ 470 Racketeer Influenced and Corrupt Organizations
- ☐ 810 Selected Service
- ☐ 850 Securities/Commodities/ Exchange
- ☐ 875 Customer Challenge 12 USC 3410
- ☐ 891 Agricultural Acts
- ☐ 892 Economic Stabilization Act
- ☐ 893 Environmental Matters
- ☐ 894 Energy Allocation Act
- ☐ 895 Freedom of Information Act
- ☐ 900 Appeal of Fee Determination Under Equal Access to Justice
- ☐ 950 Constitutionality of State Statutes
- ☐ 890 Other Statutory Actions

V. ORIGIN (PLACE AN "X" IN ONE BOX ONLY)

- ☒ 1 Original Proceeding
- ☐ 2 Removed from State Court
- ☐ 3 Remanded from Appellate Court
- ☐ 4 Reinstated or Reopened
- ☐ 5 Transferred from another district (specify)
- ☐ 6 Multidistrict Litigation
- ☐ 7 Appeal to District Judge from Magistrate Judgment

28 U.S.C. §1332 (a)(c)(d)

VII. REQUESTED IN COMPLAINT: ☒ CHECK IF THIS IS A CLASS ACTION UNDER F.R.C.P. 23 **DEMAND $**

CHECK YES only if demanded in complaint:
JURY DEMAND: ☒ YES ☐ NO

VIII. RELATED CASE(S) IF ANY (See instructions): JUDGE ______ DOCKET NUMBER ______

DATE: August 5, 2009

SIGNATURE OF ATTORNEY OF RECORD: Emily C. Komlossy [signature] FL Bar 007714

FOR OFFICE USE ONLY

RECEIPT # 547093 AMOUNT 350.00 APPLYING IFP ______ JUDGE ______ MAG. JUDGE ______

29 of 29

Filed by MB D.C. Aug. 5, 2009 STEVEN M. LARIMORE CLERK U.S. DIST. CT. S.D. OF FLA. MIAMI 09-81138-Civ-RYSKAMP/VITUNAC (Rev 3/99) CIVIL COVER SHEET The JS-44 civil cover sheet and the information contained herein neither replace nor supplement the filing and service of pleadings or of law, except as provided by local rules of court. This form, approved by the Judicial Conference of the United States in September 1974 the Clerk of Court for the purpose of initiating the civil docket sheet. (SEE INSTRUCTIONS ON THE REVERSE OF THE FORM.) I. (a) PLAINTIFFS DEFENDANTS PATRICIA NOVICK, on behalf of herself and all others similarly situated. BANKRATE, INC., PETER C. MORSE, THOMAS K. EVANS, WILLIAM C. MARTIN, ROBERT P. O’BLOCK, RICHARD PINOLA, RANDALL E. POLINER, APAX PARTNERS LLP, BEN HOLDINGS, INC., and BEN MERGER SUB. INC. (b) COUNTY OF RESIDENT OF FIRST LISTED PLAINTIFF LOS Angeles CO., CA COUNTY OF RESIDENCE OF FIRST LISTED DEFENDANT Palm Beach Co., FL (EXCEPT IN U.S. PLAINTIFF CASES) (IN U.S. PLAINTIFF CASES ONLY) NOTE: IN LAND CONDEMNATION CASES, USE THE LOCATION OF THE TRACT OF LAND INVOLVED. (C) ATTORNEYS (FIRM NAME, ADDRESS, AND TELEPHONE NUMBER) ATTORNEYS (IF KNOWN) Emily C. Komlossy, Faruqi & Faruqi, LLP 09cv81138-KLR/AEV 3595 Sheridan Street, Suite 206 Hollywood, Florida 33021 954-239-0280 (d) CIRCLE COUNTY WHERE ACTION AROSE: DADE, MONROE, BROWARD PALM BEACH, MARTIN, ST. LUCIE, INDIAN RIVER, OKEECHOBEE HIGHLANDS II. BASIS OF JURISDICTION (place an “X” in one box only) III. CITIZENSHIP OF PRINCIPAL PARTIES (place an “x” in one box for (For Diversity Cases Only) PLAINTIFF AND ONE BOX FOR DEFENDANT)o 1 US Government Plaintiff o 3 Federal Question Citizen of This PTF DEF Incorporated or ; PTF DEF (US. Government Not a Party) State o 1 o 1 Principal Place of o 4 þ 4 Business in This State o 2 US Government Defendant þ 4 Diversity Citizen of Another þ 2 o 2 Incorporated and o 5 o 5 (Indicate Citizenship of Parties in State o 3 o 3 Principal Place of o 6 o 6 Item III) Citizen or Subject Business in Another of a Foreign State Country Foreign Nation IV. NATURE OF SUIT (PLACE AN “x” IN ONE BOX ONLY) CONTRACT TORT FORFEITURE/PENALTY BANKRUPTCY OTHER STATUTES ☐ 110 Insurance PERSONAL INJURY PERSONAL INJURY o 610 o 620 o 625 Agriculture o 422 Appeal 28 USC 156 o< /FONT> 400 o 410 o 430 o 450 o State Reapportionment ☐ 120 ☐ 130 Marine o 310 Airplane o 362 Personal Injury — o 630 o 640 o 650 Other Food S. Drug o 423 Withdrawal 28 USC 460 o 470 Antitrust ☐ 140 ☐ 150 Miller Act o 315 Airplane Product Med. Malpractice o 660 Drug Related Seizure 157 o 810 o 850 Banks and Banking Negotiable Instrument Liability o 320 Assault Libel & o 365 Personal Injury — o 690 of Property 21 USC o 875 Commercial/ICC Rates/etc Recovery of Overpayment & Slander Product Liability o 368 881 o 891 o 892 o 893 o 894 o 895 Deporation Enforcement of Judgment o 330 Federal Employers’ Asbestos Personal Liquor Laws o 900 Medicare Act Liability Injury Product Liability R.R. & Truck o 950 Recovery of Defaulted o 340 Marine PERSONAL PROPERTY Airline Regs. o 890 Student Loans (Excl. o 345 Marine Product o 370 Other Fraud Occupational Veterans) Recovery of Liability o 350 Motor Vehicle o o 371 Truth in Lending Safety/Health Overpayment of Veteran’s 355 Motor Vehicle o 380 Other Personal Other Benefits Stockholders’ Product Liability o 360 Other Property Damage o 385 Suits Personal Injury Property Damage Other Contract Product Liability Contract Product Liability ☐ 151 PROPERTY RIGHTS Racketeer Influenced and ☐ 152 ☐ 153 o 820 Copyrights o 830 Corrupt Organizations Patent o 840 Trademark Selected Service Securities/Commodities/ Exchange þ 160 LABOR Customer Challenge ☐190 ☐ 195 SOCIAL SECURITY 12 USC 3410o 710 Fair Labor Standards o 720 Act o 730 Labor/Mgmt. Relations o 740 o 790 o 791 Labor/Mgmt Reporting & Disclosure Act Railway Labor Act Other Labor Litigation Empl. Ret. Inc. Security Acto 861 HIA (1395(f) Agricultural Acts o 862 Black Lung (923) Economic Stabilization o 863 DIWC/DIWW (405(g)) Act o 864 SSID Title XVI Environmental Matters o 865 RSI (405(g))REAL PROPERTYCIVIL RIGHTS PRISONER PETITIONS Land Condemnation Energy Allocation Act Foreclosure Freedom of Information Rent Lease and Ejectment Act Appeal of Fee Torts to Land Determination Tort Product Liability All Other Real Property ☐ 220 o 441 Voting o 510 Motions to Vacate o 442 Employment Sentence HABEAS CORPUS: o 443 Housing/ o 530 General o 444 Accommodations o 535 Death Penalty o 440 Welfare o 540 Mandamus 8, Other Other Civil Rights o 550 Civil Rights o 555 Prison Condition☐ 230 FEDERAL TAX SUITS ☐ 240☐ 245 ☐ 290 o 870 Taxes (U.S. Under Equal Access to Plaintiff or Defendant) Justice o 871 IRS-Third Party Constitutionality of 26 USC 7609 State Statutes Other Statutory ActionsV. ORIGIN (PLACE AN “X” IN ONE BOX ONLY) o 7 Appeal to District Judge from þ 1 Original Proceeding o 2 Removed from State Court o 3 Remanded from Appellate Court o 4 Reinstated or Reopened ☐5 Transferred from another district (specify) ☐ 6 Multidistrict Litigation Magistrat e Judgment VI CAUSE OF ACTION (CITE THE U.S. CIVIL STATUTE UNDER WHICH YOU ARE FILING AND WRITE BRIEF STATEMENT OF CAUSE. DO NOT CITE JURISDICTIONAL UNLESS DIVERSITY) 28 U.S.C. §1332 (a)(c)(d) VII.REQUESTED IN þ CHECK IF THIS IS A CLASS ACTION DEMAND $CHECK YES only if demanded in complaint COMPLAINT: UNDER F.R.C.P. 23JURY DEMAND: þ YES o no VIII.RELATED CASE(S) (See instructions): IF ANYJUDGE DOCKET NUMBER DATESIGNATURE OF ATTORNEY OF RECORD August 5, 2009 Emily C. Komlossy /s/ Emily C. Komlossy FL Bar 007714 FOR OFFICE USE ONLY RECEIPT# 547093 AMOUNT 350.00 ___APPLYING IFP JUDGE MAG JUDGE